                                                                    Exhibit 11.1
                           RPM, INC. AND SUBSIDIARIES
                           --------------------------
               CONSOLIDATED STATEMENTS OF COMPUTATIONS OF EARNINGS
               ---------------------------------------------------
                  PER COMMON SHARE AND COMMON SHARE EQUIVALENTS
                  ---------------------------------------------



                     (In thousands except per share amounts)





                                                      Year Ended May 31
                                              --------------------------------
                                               2002         2001         2000
                                             --------     --------     --------


Net Income
----------
    Net income applicable to Common Shares
      for basic and diluted earnings
        per share                            $101,554     $ 62,961     $ 40,992
                                             ========     ========     ========


Shares Outstanding
------------------
    Weighted average shares for basic
        earnings per share                    104,418      102,202      107,221

    Net issuable Common Share equivalents         713           10          163
                                             --------     --------     --------

        Total shares for diluted earnings
          per share                           105,131      102,212      107,384
                                             ========     ========     ========






Basic and Diluted Earnings
    Per Common Share                         $    .97     $    .62     $    .38
                                              ========     ========     ========